NUMBER
CERT.9999

INDOOR HARVEST CORP.

SHARES
**********9,000,000**********

INCORPORATED UNDER THE LAWS OF THE STATE OF TEXAS
$0.001 PAR VALUE COMMON STOCK

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
INDOOR HARVEST CORP.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: DECEMBER 20, 2013

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:____________________
AUTHORIZED SIGNATURE

Chief Executive Officer